Exhibit 99.1

                                  Press Release



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                                                                    Exhibit 99.1





 IMMEDIATE                                        Media:
                                                        Thomas K. Ferguson
                                                        Chief Executive Officer
                                                        410-857-3400

                   Financial Analysts/Investors/Brokers:
                                                        Mark A. Keidel
                                                        Chief Financial Officer
                                                        410-857-3453


             MASON-DIXON BANCSHARES, INC. ACQUIRES STERLING BANCORP


Westminster,  MD (1/5/99) - Thomas K.  Ferguson,  President and Chief  Executive
Officer of Mason-Dixon Bancshares, Inc. (NASDAQ:MSDX) announced today the completion of its previously announced acquisition of Sterling Bancorp which is headquartered in Baltimore, Maryland. The final cash purchase price totaled $10.294 million. The purchase of Sterling's common stock totaled $8.616 million, while the cost of cancellation of outstanding options and warrants totaled $1.678 million.

The acquisition will add approximately $77 million in total assets, $70 million in deposits, and $45 million in loans. Plans call for the merger of Sterling's principal subsidiary, Sterling Bank & Trust Co. into Mason-Dixon's Bank of Maryland subsidiary on or about February 16, 1999. Upon the completion of the bank merger, Sterling's bank branches located in downtown Baltimore and Pikesville will be consolidated with nearby branches of Bank of Maryland. Its two other branches located in Timonium and Annapolis will remain open as branches of Bank of Maryland. With the completion of the bank merger, Mason-Dixon will operate 21 banking offices in the Central Maryland region.

Mason-Dixon is a $1.2 billion bank holding company headquartered in Westminster, Maryland. It is the parent company of Carroll County Bank and Trust Company, Bank of Maryland, and Rose Shanis Financial Services, LLC.

                                   * * * * * *

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about Mason-Dixon's confidence and strategies, and expectations about the effect of


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the acquisition, the projected date of the bank merger, and branch consolidation and  expansion.  These  statements  may be  identified  by such  forward-looking
terminology  as  "expect",   "believe",   "anticipate",  or  by  expressions  of
confidence such as "continuing" or "strong" or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, whether the expected cost savings and revenue enhancements from the acquisition and merger can be realized as anticipated, greater than expected deposit attrition, customer or revenue loss following the acquisition, general economic conditions and competition in the geographic and business areas in which Mason-Dixon and its subsidiaries
operate,   inflation,   fluctuations   in  interest  rates,   legislation,   and
governmental  regulation.   Actual  results  may  differ  materially  from  such
forward-looking statements. Mason-Dixon assumes no obligation for updating any such forward-looking statements at any time.